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                                                                    Exhibit 23.2

                        CONSENT OF DELOITTE & TOUCHE LLP

                         INDEPENDENT AUDITORS' CONSENT

   We consent to the use in this Amendment No. 2 to Registration Statement No. 333-69868 of Corel Corporation of our report dated November 21, 2001 (which expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's ability to continue as a going concern) on the financial statements of SoftQuad Software, Ltd., appearing in the prospectus of Corel Corporation/proxy statement of SoftQuad Software, Ltd., which is part of such Registration Statement.


   We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP
Chartered Accountants

Toronto, Canada

December 21, 2001